AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended June 30, 1994





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                            Six Months Ended
                                                                June 30,
                                                           1994          1993

Income before cumulative effect ................          $ 319         $ 295
Cumulative effect of accounting changes* .......              -           (46)
  Net income available to common stock .........          $ 319         $ 249


Average shares outstanding
  Common shares ................................    211,497,388   216,436,570
  Assumed exercise of stock options ............        312,913       546,714

    Total ......................................    211,810,301   216,983,284

Earnings per share
  Income before cumulative effect ..............          $1.50         $1.36
  Cumulative effect of accounting changes* .....              -          (.21)
    Net income .................................          $1.50         $1.15


* 1993 restated to reflect adoption of SFAS 112.